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                                                                Exhibit 99.10(A)


                         CONSENT OF INDEPENDENT AUDITORS




     We hereby consent to the use of our report dated May 22, 1998 on the financial statements of Centura Mid Cap Equity Fund (formerly, Centura Equity Growth Fund), Centura Large Cap Equity Fund (formerly, Centura Equity Income
Fund), Centura Southeast Equity Fund, Centura Federal Securities Income Fund and Centura North Carolina Tax-Free Bond Fund, series of Centura Funds, Inc., referred to therein in Post-Effective Amendment No. 17 to the Registration Statement on Form N-1A File No. 33-75926 as filed with the Securities and Exchange Commission.

     We also consent to the reference to our firm in each Statement of Additional Information under the caption "Financial Statements."



                                        McGladrey & Pullen, LLP



New York, New York
April 20, 1999